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                                                               Exhibit 4(iiii)


REGISTERED NO. ___                                           CUSIP No. 59018S___
                                                                    $___________

                            MERRILL LYNCH & CO., INC.
                                MEDIUM-TERM NOTE,
                                    SERIES B
                  Single Stock Linked Notes due August 13, 1999
                (Linked to the performance of the Common Stock of
                                Case Corporation)

      MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay and discharge each Note evidenced hereby on August 13, 1999 (the "Maturity Date") by delivering to ___________________, or registered assigns, with respect to the principal amount hereof, ____________________ ($______), the Cash Amount, as defined below and determined in accordance with the provisions set forth below, and to pay interest on the principal amount hereof from August 14, 1998, or from the most recent date in respect of which interest has been paid or duly provided for, quarterly in arrears on November 13, 1998, February 12, 1999, May 13, 1999 and August 13, 1999 (each an "Interest Payment Date"), at the rate of 3% per annum plus the Cash Dividend Amount, if any (the "Interest Rate"), until the Cash Amount is paid or duly made available for payment. The Notes will be issued in minimum denominations of $32.97 aggregate principal amount and integral multiples thereof. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for on any Interest Payment Date, shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more fully provided in such Indenture.

      Payment of interest and the Cash Amount with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of
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payment is legal tender for payment of public and private debts. The Company shall, or shall cause the Calculation Agent to, deliver U.S. Dollars to the Trustee for delivery to the Holder of this Note.

      As used herein:

      "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and that is a Trading Day.

      "Case" means Case Corporation, a company incorporated under the laws of Delaware.

      "Case Stock" means the Common Stock, $.01 par value per share, of Case Corporation.

      "Cash Amount" means, with respect to each $32.97 principal amount of this Note, an amount in U.S. dollars determined in accordance with the following formula, subject to certain adjustments: The product of the Final Price multiplied by the Share Ratio.

      "Cash Dividend Amount" means, with respect to each $32.97 principal amount of this Note, an amount determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent", which term includes any successor thereto) equal to cash dividends, if any, payable by Case on a number of shares of the Case Stock equal to the Share Ratio. The Cash Dividend Amount with respect to cash dividends of Case, the record date of which occurs from and including August 12, 1998 to but excluding the first Interest Payment Date, shall be paid on the first Interest Payment Date. Thereafter the Cash Dividend Amount with respect to cash dividends of Case, the record date of which occurs from and including the previous Interest Payment Date to but excluding the next following Interest Payment Date, shall be paid on such following Interest Payment Date.

      "Final Price" will be an amount determined by the Calculation Agent and will equal the sum of the Market Prices of one share of the Case Stock on the Trading Days from and including July 21, 1999 to but excluding August 11, 1999 (the "Calculation Period") for which the Market Prices are available, each multiplied by a Multiplier, each as determined by the Calculation Agent.

      "Market Disruption Event" means:

      (i) a suspension, absence (including the absence of an official closing price) or material limitation of trading of Case Stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading in such market; as determined by the Calculation Agent in its sole discretion; and

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      (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

      For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and (2) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE (or other regulatory organization with jurisdiction over the NYSE) on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Case Stock.

      "Market Price" for any security for any date means the official closing price of such security as reported by the principal exchange on which such security is traded on such date. If the official closing price is not available for any reason (including, without limitation, the occurrence of a Market Disruption Event), the Market Price for such security for any date shall be the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent after 3:00 p.m. (local time in such principal market) on such date.

      "Multiplier" for the Calculation Period shall initially be set at 1 divided by the number of scheduled Trading Days in the Calculation Period, and for any other period for which Market Prices of such security are to be determined shall initially be set as a fraction, the numerator of which is one and the denominator of which is the specified number of Trading Days in such period (such Calculation Period and other period referred to as the "Applicable Period"). In the event the Market Price for any security for any date in the Applicable Period cannot be determined (a "Price Unavailability Date"), the Multiplier for each subsequent date in the Applicable Period for which the Market Price can be determined (a "Price Availability Date") shall be adjusted so that the new Multiplier is the prior Multiplier multiplied by a fraction, the numerator of which is the remaining Trading Days in the Applicable Period, including such Price Unavailability Date, and the denominator of which is the remaining Trading Days in the Applicable Period, excluding such Price Unavailability Date. If the final Trading Day of the Applicable Period is a Price Unavailability Date, the Market Price for such day shall be the market value of such security as determined by the Calculation Agent, and the Multiplier for such Market Price shall be computed as if such day were a Price Availability Date.

      "NYSE" means the New York Stock Exchange.

      "Share Ratio" initially means 1.0, but will be subject to adjustment, as provided herein, through and including the Maturity Date.

      "Trading Day " means a day on which the NYSE, the American Stock Exchange and the NASDAQ National Market System are open for trading, as determined by the Calculation Agent.

      The Share Ratio (and, in the case of paragraph 5 below, the determination of the Cash Amount) will be adjusted as follows:

      1. If Case Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Ratio will be adjusted to equal the product of the prior Share Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Case Stock.

      2. If Case Stock is subject to a stock dividend (issuance of additional shares of Case Stock) that is given ratably to all holders of shares of Case Stock, then once the Case Stock begins trading ex-dividend, the Share Ratio will be adjusted so that the new Share Ratio shall equal the prior Share Ratio plus the product of (i) the number of shares issued with respect to one share of Case Stock and (ii) the prior Share Ratio.

      3. There will be no adjustments to the Share Ratio to reflect cash dividends or other distributions paid with respect to Case Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Case Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Case Stock by an amount equal to at least 10% of the Market Price of Case Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Case Stock, the Share Ratio with respect to Case Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Share Ratio will equal the product of (i) the then current Share Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Case Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Case Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Case Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Ratio pursuant only to clause (v) of paragraph 5.

      4. If Case issues transferable rights or warrants to all holders of the Case Stock to subscribe for or purchase Case Stock (including new or existing rights to purchase Case Stock pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder), then the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note, in addition to the Cash Amount, cash in an amount equal to the Rights Value (as defined below) plus accrued interest thereon from the third Trading Day following the last day of the Rights Calculation Period (as defined below) to the maturity date at LIBOR (as defined below), reset monthly on the first Trading Day of each month. The "Rights Value" shall be (i) if the rights or warrants expire before the Calculation Period, the sum of the Market Prices of such rights or warrants on the 15 Trading Days immediately following receipt by holders of Case Stock of such rights or warrants, each multiplied by the applicable Multiplier; (ii) if the rights or warrants expire after the Calculation Period, the sum of the Market Prices of such rights or warrants on the Trading Days in the Calculation Period, each multiplied by the applicable Multiplier; or (iii) if the rights or warrants expire during the Calculation Period, the sum of the Market Prices of such rights or warrants on the Trading Days in the Calculation Period prior to such expiration date, each multiplied by the applicable Multiplier (the Trading Days utilized in determining the Rights Value is referred to as the "Rights Valuation Period"). "LIBOR" shall be the rate for deposits in U.S. Dollars for a period of one month which appears on the Reuters Screen ISDA Page as of 11:00 a.m., London time, on the day that is two Trading Days preceding the reset date, or in the case of the initial determination of LIBOR, on the second Trading Day preceding last day of the Rights Calculation Period.

      5. If (i) there occurs any reclassification or change of the Case Stock,
(ii) Case, or any surviving entity or subsequent surviving entity of Case (a "Case Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Case or any Case Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Case is liquidated, (v) Case issues to all of its shareholders equity securities of an issuer other than Case (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of Case Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note and in lieu of the Cash Amount, cash in an amount equal to the Transaction Value (as defined below); provided that, if the Exchange Property (as defined below) received in any such Reorganization Event consists only of cash, the maturity date of the Notes will be deemed to be accelerated to the date on which such cash is distributed to holders of Case Stock, and the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note and in lieu of the Cash Amount, cash in an amount equal to the sum of (A) the Transaction Value and (B) the sum of the present values of the remaining interest payments on the Notes, in each case discounted from their respective scheduled payment dates to the accelerated maturity date on a quarterly basis at the Swap Rate (as defined below). "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Case Stock with respect to which the spun-off security was issued. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Case Stock multiplied by the then current Share Ratio, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value (as determined by the Calculation Agent) of such Exchange Property received for each share of Case Stock at the date of the receipt of such

Exchange Property multiplied by the then current Share Ratio and (iii) for any security received in any such Reorganization Event, an amount equal to the sum of the Market Prices per share of such security each multiplied by the applicable Multiplier during the Calculation Period, multiplied by the quantity of such security received for each share of Case Stock and multiplied by the then current Share Ratio. The "Swap Rate" shall be the rate for U.S. Dollar swaps with a one month maturity, expressed as a percentage, which appears on the Reuters Screen ISDA FIX 1 Page as of 11:00 a.m., New York City time on the reset date, or, in the case of the initial determination of the Swap Rate, on the second preceding Trading Day.

      6. If there occurs a cash tender offer for at least 25% but less than all of the Case Stock then outstanding at a price per share in excess of the Market Price of the Case Stock on the date such offer is announced (the "Announcement Date"), the maturity date of the Notes will be deemed to be accelerated to the 18th scheduled Trading Day after the Announcement Date and the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note and in lieu of the Cash Amount, cash in an amount equal to the sum of (i) the "Tender Value", which shall be the sum of the Market Prices of the Case Stock each multiplied by the applicable Multiplier during the period ending on the 15th scheduled Trading Day following the Announcement Date plus (ii) the sum of the present values of the remaining interest payments on the Notes, in each case discounted from their respective scheduled payment dates to the accelerated maturity date on a quarterly basis at the Swap Rate (as defined above).

      For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

      No adjustments to the Share Ratio will be required unless such Share Ratio adjustment would require a change of at least 0.1% in the Share Ratio then in effect. The Share Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

      No adjustments to the Share Ratio or to the amount payable at maturity of the Notes will be required other than those specified above. However, the Company may, at its sole discretion and in good faith, cause the Calculation Agent to make additional adjustments to the Share Ratio to reflect changes occurring in relation to the Case Stock or any other Exchange Property in other circumstances where the Company determines that it is appropriate to reflect such changes.

      The Calculation Agent shall be solely responsible for the determination and calculation of the Cash Dividend Amount and any adjustments to the Share Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto, absent manifest error, shall be conclusive for all purposes and binding on the Company and holders of the Notes.

      The Calculation Agent will provide information as to the Cash Dividend Amount and any adjustments to the Share Ratio upon written request by any holder of the Notes.

      All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. Dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

      The Company, by its sale of this Note and every Holder of this Note (and any successor Holder of this Note), by its respective purchase hereof, hereby agree (in the absence of an administrative determination or judicial ruling to the contrary):

      1. To characterize this Note for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a debt instrument of the Company (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the Principal Amount of this Note and bearing stated interest at the Interest Rate and (ii) a contract (the "Forward Contract") pursuant to which the Holder agrees to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for the right to receive the Cash Amount payable at maturity;

      2. In the case of purchases of Notes in connection with the original issuance thereof, to allocate 97.32% of the entire initial purchase price of a Note (i.e., the Issue Price of the Notes) to the Debt Instrument component and to allocate the remaining 2.68% of the Issue Price to the Forward Contract component; and

      3. To file all United States Federal, state and local income, franchise and estate tax returns consistent with the treatment of each Note as a unit consisting of the Debt Instrument and the Forward Contract (in the absence of an administrative determination or judicial ruling to the contrary).

General

      Unless the certificate of authentication hereon has been executed by or on behalf of The Chase Manhattan Bank, the Trustee for this Note under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

      This Note is one of a duly authorized issue of Securities (hereinafter called the "Securities") of the Company designated as its Medium-Term Notes, Series B (the "Notes"). The Securities are issued and to be issued under an indenture (the "Indenture") dated as of October 1, 1993, as amended, between the Company and The Chase Manhattan Bank, as trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered. The terms of individual Notes may vary with respect to interest rates or interest rate formulas, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture.

      The Notes are issuable only in certificated form in denominations of $32.97 and integral multiples thereof. References to payment "per Note" refer to each $32.97 principal amount of each Note evidenced hereby.

      This Note is not subject to any sinking fund.

      This Note is not subject to repayment at the option of the Holder prior to its Maturity Date.

      If an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture; provided, however, that in case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes will be determined by the Calculation Agent and will be equal to the sum of the Market Prices of the Case Stock on the 15 Trading Days immediately preceding the acceleration of the Notes each multiplied by the applicable Multiplier, as provided above, plus any accrued but unpaid interest and Cash Dividend Amount to but not including the date of acceleration.

      In case of default in payment of the Notes (whether at their stated maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 3% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66-2/3% in aggregate principal amount of the Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

      No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the interest on, and the Cash Amount, with respect to this Note and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

      As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Notwithstanding anything to the contrary contained in the Indenture or the provisions of this Note, neither this Note nor any interest therein may be transferred to any Person that is not subject to United States federal income taxation in respect of payments received under this Note.

      No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

      The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

      All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: August 14, 1998

CERTIFICATE OF AUTHENTICATION                          Merrill Lynch & Co., Inc.

This is one of the Securities of the      [Copy of Seal]
series designated therein referred to
in the within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee                   By:_____________________
                                                               Treasurer
By:_________________________________                   Attest:_________________
      Authorized Officer                                       Secretary

                            ASSIGNMENT/TRANSFER FORM

      FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

(insert Taxpayer Identification No.)

  __________________________________________________________________________
              (Please print or typewrite name and address including
                          postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _________________________________________________________________

attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated: _____________________

                              NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.